Exhibit 15.9
February 24, 2026
Consent of Qualified Person
Re: Annual Report on Form 20-F of ArcelorMittal S.A. (the "Company")

SLR Consulting (Canada) Ltd. ("SLR"), in connection with ArcelorMittal's Annual Report on Form 20-F for the year ended December 31, 2025 (the "2025 20-F"):

a) Certifies that it has supervised and validated the preparation of the Mineral Resource estimate for the Thabazimbi Iron Ore Mine, in South Africa;

b) Consents to the use of and references to its name, including its status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the 2025 20-F, the Registration Statements listed in paragraph (c) below, and the Mineral Resource estimate for the Thabazimbi Iron Ore Mine; and

c) Consents to the incorporation by reference of the 2025 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697, and 333-170117 on Form S-8 and the Registration Statement No. 333-278551 on Form F-3 (and any amendments or supplements thereto).

SLR is responsible for authoring, and this consent pertains to the December 31, 2025 Mineral Resource estimate for the Thabazimbi Iron Ore Mine. SLR certifies that it has read the 2025 20-F and that it fairly and accurately represents the Mineral Resource estimate for the Thabazimbi Iron Ore Mine.

Regards,

SLR Consulting (Canada) Ltd.

/s/ Jason J. Cox
Jason J. Cox
Global Technical Director - Canada Mining Advisory
P.Eng., Professional Engineers Ontario (PEO), #90487158
+1 416-947-0907